Exhibit 99.1

News
Release

Evans Bancorp, Inc. 14-16 North Main Street, Angola, NY 14006
IMMEDIATE RELEASE
Evans Bancorp Identifies David J. Nasca as Successor for Retiring President and CEO
ANGOLA, NY, August 16, 2006 — Evans Bancorp, Inc. (NASDAQ: EVBN) Board of Directors announced today that it has identified the successor for James Tilley, President and Chief Executive Officer of Evans Bancorp and Evans National Bank, a nationally chartered bank and wholly-owned subsidiary of Evans Bancorp. Mr. Tilley previously announced on April 28, 2006, his plans to retire in 2007. Mr. Tilley will relinquish the title of President to Mr. Nasca on December 1, 2006 as part of the formal transition. He expects to retire as CEO on April 1, 2007.
David J. Nasca, has been appointed to the Board of Directors of Evans Bancorp and Evans National Bank, effective September 1, 2006, as the initial step of his transition. Mr. Nasca has been appointed President of Evans Bancorp and Evans National Bank effective December 1, 2006, and effective April 1, 2007, upon Mr. Tilley’s retirement, he will assume the additional role of Chief Executive Officer. Mr. Tilley will continue to serve on the Boards of Directors for Evans Bancorp and Evans National Bank until his term expires in 2009.
Mr. Nasca brings over 20 years of experience in the Western New York financial services and banking community, most recently as Executive Vice President of Strategic Initiatives for First Niagara Financial Group (NASDAQ: FNFG) (“First Niagara”), where he was integrally involved in the development of the strategic plans for the organization, implementation of First Niagara’s merger and acquisition efforts and management of its enterprise-wide risk management program. While at First Niagara, Mr. Nasca also served as President and CEO of its subsidiary, Cayuga Bank, shortly after its acquisition by First Niagara. Previous to that role, he served as First Niagara’s Senior Vice President and Treasurer. Mr. Nasca earned his M.B.A. in Finance from the State University of New York at Buffalo and a B.S. in Management/Marketing from Canisius College, also located in Buffalo, New York.
Mr. Phillip Brothman, Evans Bancorp’s Chairman of the Board, commented, “David brings a strong background in banking and finance, as well as extensive and diverse experience in the local financial services community. As a native of Western New York, he has a strong commitment to providing its residents with superior banking products and supporting the community through his involvement in numerous charitable and civic organizations. We believe David’s expertise and accomplishments make him an ideal successor to Jim and are pleased to welcome him to our organization.”
James Tilley, President and Chief Executive Officer, noted, “Our search for the candidate that had the right combination of vision for the future growth of Evans Bancorp and the strong leadership skills necessary to implement the plan was nationwide. We were fortunate to find the candidate right in our own backyard. We have a very well-planned transition over the next six months, and we are all looking forward to David’s contributions to our organizations.”
Mr. Nasca will serve on the Planning and Insurance Committees of the Evans Bancorp Board of Directors and on all committees of Evans National Bank’s Board. Evans Bancorp is currently searching for a Chief Financial Officer, and Mr. Nasca will join that effort.
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Evans Bancorp Identifies David J. Nasca as Successor for Retiring President and CEO
August 16, 2006

About Evans Bancorp, Inc.
Evans Bancorp, Inc. is a financial holding company and is the parent company of Evans National Bank, a commercial bank with 10 branches located in Western New York with approximately $468 million in assets and $343 million in deposits as of June 30, 2006. Evans National Leasing, Inc. is a wholly-owned subsidiary of Evans National Bank and is a general business equipment leasing company. ENB Insurance Agency, Inc. is an indirect, wholly-owned subsidiary of Evans Bancorp and provides retail property and casualty insurance through 12 agencies in the Western New York region. ENB Associates, a wholly-owned subsidiary of ENB Insurance Agency, provides non-deposit investment products.
More information on Evans Bancorp, Inc. and Evans National Bank can be found at its websites: www.evansbancorp.com and www.evansnationalbank.com.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenues and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures among financial services companies, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, difficulties in achieving operating efficiencies and difficulties in integrating acquired companies’ businesses. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information future events or otherwise.

For more information contact:	-OR-
James Tilley, President & CEO	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 926-2000	Phone: (716) 843-3908
Email: dpawlowski@keiadvisors.com
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